                           File No. 70-9417



SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



POST-EFFECTIVE AMENDMENT NO. 4

TO

FORM U-1



APPLICATION/DECLARATION

UNDER

THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935




NEW ENGLAND ELECTRIC SYSTEM
METROWEST REALTY LLC

(Name of companies filing this statement)



25 Research Drive
Westborough, Massachusetts 01582

(Address of principal executive offices)




NEW ENGLAND ELECTRIC SYSTEM

(Name of top registered holding company parent of applicant)




John G. Cochrane     Kirk L. Ramsauer
Treasurer          Deputy General Counsel
25 Research Drive     25 Research Drive
Westborough, MA 01582     Westborough, MA 01582

(Names and addresses of agents for service)
         Form U-1 Application/Declaration dated November 4, 1998 (Commission's
File No. 70-9417), as amended, was declared effective by Order of the Commission dated January 27, 1999 (HCAR No. 26969). By Post-Effective Amendments, the Company sought a supplemental order granting further authority. Items 1, 2, and 3 of the Post-Effective Amendments are further amended to read as follows:

Item 1, Description of Proposed Transaction
-------------------------------------------

     The Commission's Order provided in part: "NEES proposes to form one or more new special purpose subsidiaries ("Property Companies") to acquire interests in office and warehouse space ("Real Estate Interests") that would be leased to associate companies....  NEES currently contemplates indirectly acquiring two facilities ("Facilities"), currently leased under long-term lease agreements ("Agreements") to two NEES subsidiaries, from John Hancock
Life Insurance Company ("Owner")....  After its acquisition from the Owner, each Facility will be leased back to MEC or the Service Company, as the case may be, for the remainder of the term provided for in the Agreement for that Facility and under the same terms and conditions."

     In accordance with the Commission's order, NEES organized Metrowest Realty, L.L.C. (Metrowest Realty), a Delaware limited liability company formed under the laws of the State of Delaware on December 18, 1998, as its first Property Company and capitalized it with a $1 million capital contribution and open account advances of $10 million.

     The initial capitalization of the Property Companies (including Metrowest) will not exceed, in the aggregate, $50 million in any combination of debt and/or equity.

     In accordance with the Commission's Order, Metrowest Realty acquired each of the listed facilities which continue to be occupied by MEC and the Service Company, respectively, in accordance with their pre-existing leases and under the same terms and conditions.

     Given the proposed merger of NEES with The National Grid Group plc (see File No. 70-9441), the proposed merger with Eastern Utilities Associates (see File No. 70-9537), and the restructuring and reconfiguration of the electric utility industry arising from opening up markets to competition, the utilization of assets held by the Property Company (including Metrowest Realty) may change from time to time in the future. In addition, these changes in the industry and the organization of the holding company system may provide additional needs for real estate investments or require the sale of existing real estate which will directly or indirectly benefit the utility operations of the system.

     Therefore, NEES and Metrowest Realty are seeking a supplemental order permitting:

     (a) additional flexibility to Metrowest Realty or one or more additional Property Companies in future transactions with nonaffiliates as they may become necessary or advantageous; and

     (b)     other NEES subsidiaries to engage in property transactions.

     In particular, NEES and the Property Company request that Metrowest Realty or such additional Property Companies have authority to acquire or lease any interest in real estate for sale or lease to associate utility and nonutility companies, and that any unused or unneeded property (including if applicable the service building and the headquarters complex) may be sold, leased, or otherwise disposed of, in whole or in part, to other associate companies or to nonassociate companies at market rates or held and managed by the Property Company for future sale or use.

     The Property Companies may also negotiate the terms and conditions for real estate transactions as agent for any associate company in its dealings with associate or nonassociate companies.

     Neither NEES nor any of its subsidiaries has an ownership interest in an exempt wholesale generator (EWG) or a foreign utility company (FUCO) as defined in Sections 32 and 33 of the 1935 Act. Additionally, neither NEES nor any subsidiary thereof is a party to, or has any rights under, a service, sales, or construction agreement with an EWG or FUCO. NEES and the subsidiaries thereof shall comply with the requirements of Rules 53 and 54 of the Act in connection with EWG and FUCO acquisitions and financings. Further, any capital contribution to any Property Company will not be used for the acquisition of an interest in an EWG or a FUCO.


Item 2.  Fees, Commissions and Expenses
---------------------------------------

     There are no additional fees or commissions to be paid in connection with the transactions proposed in the Post-Effective Amendments.


Item 3.  Applicable Statutory Provisions
----------------------------------------

     The real estate transactions among NEES' other associate companies and the Property Companies are subject to Section 12(f) of the Act.

     Any sales or leases of real estate to associate public utility companies or to New England Power Service Company would be subject to Rules 87, 90, and 91 under Section 13 of the Act.
      SIGNATURE
---------

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment No. 4 to Form U-1 Application/Declaration (Commission's File No. 70-9417) to be signed on its behalf, as indicated by the undersigned officer thereunto duly authorized.


     NEW ENGLAND ELECTRIC SYSTEM


         s/John G. Cochrane
     By
        John G. Cochrane
        Treasurer



     METROWEST REALTY LLC


         s/John G. Cochrane
     By
        John G. Cochrane
        Treasurer

Date:  October 27, 1999



The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.